Exhibit 99-1


                                 NEWS RELEASE


                      Contact:    Paul Meeks
                                  Collins & Aikman Group, Inc.
                                  (704) 548-2350

      CHARLOTTE, North Carolina -- November 22, 1993 -- Collins & Aikman Group, Inc. today announced that it has entered into a definitive agreement for the sale of its Kayser-Roth Corporation subsidiary to Legwear Acquisition Corporation, a corporation organized by Grupo Synkro, S.A. de C.V. of Mexico City, Mexico and members of the Ballesteros family, principal stockholders of the Mexican company. The purchase price will be approximately $233 million.
     The agreement is subject to financing and customary closing conditions. The transaction is targeted to close by the end of December.
      Kayser-Roth Corporation, based in Greensboro, North Carolina, manufactures and markets brand name and private label women's and men's legwear, including the "No nonsense" and "Burlington" brands.
      Collins & Aikman Group, Inc., a wholly-owned subsidiary of Collins & Aikman Holdings Corporation, owns Collins & Aikman Corporation, which manufactures and distributes automotive textiles, decorative upholstery fabrics, commercial floorcoverings and wallcoverings. Collins & Aikman Holdings Corporation is jointly owned by Blackstone Capital Partners L.P. and Wasserstein Perella Partners, L.P. and their respective affiliates.


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